Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust, Inc. Announces Agreement to Acquire

Equity Inns Lodging Portfolio for $1.925 Billion

Purchase Creates One of the Largest Hospitality REITs in North America

Acquired Portfolio of 126 Hotels in 35 States Will Mark Company’s Biggest Acquisition To Date

New York, New York, June 2, 2014 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”) announced today that it has entered into an agreement to acquire the Equity Inns lodging portfolio (“Equity Inns” or the “Portfolio”) for an expected purchase price of $1.925 billion from subsidiaries of W2007 Grace I, LLC  and WNT Holdings, LLC, each of which are indirectly owned by one or more Whitehall Real Estate Funds (“Whitehall”), real estate private equity funds sponsored by The Goldman Sachs Group, Inc.

The Portfolio, which consists of 126 hotels totaling 14,934 rooms across 35 U.S. states, is franchised by leading global hotel brands, including Hilton Worldwide, Marriott International, Hyatt Hotels Corporation and InterContinental Hotels Group, and encompasses a number of well-known hotel flags, including Hampton Inn, Hilton Garden Inn, Homewood Suites, Embassy Suites, Courtyard, Residence Inn, Hyatt Place and Holiday Inn.

The acquisition of Equity Inns, which is expected to close in the fourth quarter of 2014, subject to customary franchisor and lender approvals as well as other customary closing conditions, will increase ARC Hospitality’s lodging portfolio to 132 hotels totaling 16,115 rooms, establishing ARC Hospitality as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector.

“The acquisition of the Equity Inns lodging portfolio is a transformational event for ARC Hospitality. We believe this acquisition catapults ARC Hospitality into a position of leadership within the hospitality industry, becoming a top-tier player in the select-service lodging REIT sector and providing us a strong foundation for further expansion,” said Nicholas S. Schorsch, Chairman of the Board of Directors of ARC Hospitality. “We believe the select-service hotel segment offers tremendous value given the economic recovery in the U.S., higher profit margins and reduced operational risks characteristic of these assets. We further believe that now is an opportune time to acquire well-located, high-quality hotels in the upscale and upper midscale tiers as the lodging cycle continues its recovery and enters what we expect will be an extended upward trajectory.”

William M. Kahane, Chief Executive Officer and President of ARC Hospitality, commented, "The Equity Inns portfolio acquisition affords us a large-scale, premium-branded, stabilized and geographically diversified lodging portfolio that exhibits strong current operating fundamentals with embedded growth dynamics. The purchase fits squarely within our vision of creating a best-in-class portfolio that will support our durable income strategy by delivering consistent distributions and capital appreciation to our investors.”

Jonathan P. Mehlman, Chief Investment Officer of ARC Hospitality, added, “We are excited to acquire a portfolio at a discount to replacement cost with the size, brands, diversity, and consistent and growing cash flows that in our view cannot be easily replicated in the hospitality industry today. These assets are located primarily in top 100 MSA, high barrier-to-entry markets with diverse demand drivers that will provide sustained growth and value creation opportunities. Further, given the track record of our operating partner Crestline Hotels & Resorts, we believe there is strong potential for long-term improvement in property performance.”

RCS Capital, the investment banking and capital division of Realty Capital Securities, LLC, acted as financial advisor to ARC Hospitality. Goldman, Sachs & Co. and Deutsche Bank Securities Inc. acted as financial advisors to the sellers. It is anticipated that Deutsche Bank Securities Inc. and Goldman, Sachs & Co. will provide ARC Hospitality with financing in connection with the acquisition.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes beginning with the taxable year ending December 31, 2014.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Jonathan P. Mehlman, EVP and CIO
DDCworks	American Realty Capital Hospitality Trust, Inc.
tdefazio@ddcworks.com	JMehlman@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135